Exhibit 99.1

Cellectar Biosciences Reports Third Quarter 2014 Financial Results and Recent Highlights

Management to Host Conference Call and Webcast at 5:00 PM EST

MADISON, Wis., November 11, 2014, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, is providing an overview of its development programs and financial results for the third quarter 2014.

Recent Highlights:

•	Publication detailing efficacy of Cellectar’s proprietary phospholipid ether (PLE) analog agents for the detection, imaging and real-time visualization of colorectal cancer was published in PLOS ONE, an international, peer-reviewed publication
•	U.S. Food & Drug Administration (FDA) accepted the Company's investigational new drug (IND) application to evaluate I-131-CLR1404 in clinical trials in relapsed or refractory multiple myeloma, an incurable cancer of plasma cells
•	Completed underwritten public offering generating gross proceeds of $13.5 million, before deducting underwriting discounts and commissions and other offering expenses
•	Extinguished all outstanding debt and related accrued interest associated with the February 2014 private placement of convertible debentures in exchange for common shares and warrants in conjunction with the underwritten offering
•	Secured listing of common stock on Nasdaq Capital Market under the ticker CLRB

“Over the past few months, we have worked to develop a program that could showcase the potential therapeutic benefit of our highly-targeted, cancer-selective radiopharmaceutical, I-131-CLR1404. We believe relapsed or refractory multiple myeloma not only provides this opportunity but represents a medical need in which we believe our therapeutic could be impactful. With the recent acceptance of our IND, we are now working with our lead investigator and site staff to initiate our first therapeutic trial in this indication,” commented Dr. Simon Pedder, Cellectar’s president and chief executive officer. “In addition to progress made across our pipeline during the third quarter, we are pleased to have also significantly strengthened our balance sheet. With this infusion of capital, new Nasdaq listing and a robust line-up of clinical programs, we are well-positioned to make 2015 a transformative year for Cellectar.”

Financial Results for the Quarter and Nine Months Ended September 30, 2014:

Cellectar reported a net loss for the quarter ended September 30, 2014 of $0.5 million or ($0.10) per share compared with a net loss of $1.3 million or ($0.46) per share reported for the comparable period in 2013. For the first nine months of 2014, Cellectar reported a net loss of $5.5 million or ($1.54) per share compared to a net loss of $6.8 million or ($2.47) per share for the nine months ended September 30, 2013.

Research and development (R&D) expenses for the quarter ended September 30, 2014 were $1.5 million, compared to $2.1 million for the third quarter of 2013. For the nine months ended September 30, 2014, Cellectar’s research and development expenses were $4.6 million compared to $5.3 million during the first nine months of 2013.

Cellectar’s general and administrative (G&A) expenses were essentially unchanged year-over-year with third quarter 2014 G&A expenses totaling $0.8 million. Similarly, G&A expenses for the nine months ended September 30, 2014 were $2.8 million compared to $3.0 million for the comparable period in 2013.

Cellectar ended the quarter with $11.6 million in cash and cash equivalents compared to $2.4 million in cash and cash equivalents at December 31, 2013.

On August 20, 2014, Cellectar completed an underwritten offering of shares and warrants that generated new gross proceeds of $13.5 million. The proceeds of this offering will be used for further research and development of Cellectar’s pipeline. Cellectar anticipates that the cash and cash equivalents at quarter-end combined with net proceeds from its August offering will fund the company's planned research and development programs into the fourth quarter 2015.

Event Details:

Interested investors may participate in the conference call by dialing 888-646-8293 (domestic) or 973-453-3065 (international). A replay will be available for one week following the call by dialing 855-859-2056 for domestic participants or 404-537-3406 for international participants and entering conference ID 32168812 when prompted. Participants may also access both the live and archived webcast of the conference call on the investor relations section of Cellectar’s web site, www.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com.

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.